[Letterhead of Merchants New York Bancorp, Inc.]

March 31, 1998

Dear Shareholder:

Due to a printing error, the white proxy card you received a few days ago did not include Proposal Two, to increase authorized common stock.

We have enclosed a replacement yellow proxy card. If you have not yet submitted the white proxy card, please discard it and use the enclosed yellow card instead. If you have already submitted the white card, please complete and return the yellow card as well. It will supersede the earlier card.

When using the yellow card, please be sure to vote on both proposals, and then sign and date the card.

In addition, the Transfer Agent inadvertently omitted the Chairman's letter from the prior mailing. A copy is enclosed with this notice.

We apologize for any inconvenience this may have caused.

PROXY                      MERCHANTS NEW YORK BANCORP                      PROXY
                 ANNUAL MEETING OF STOCKHOLDERS--APRIL 28, 1998

This Proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints Harold N. London and David H. Meyrowitz, or either of them, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the stock of the undersigned in Merchants New York Bancorp, Inc. (the "Company") at the Annual Meeting of Stockholders or any adjournment thereof, as instructed below:

Proposal One: Election of Directors

Nominees

Charles J. Baum,  William J.  Cardew,  Eric W. Gould,  Rudolf H. Hertz,  Isidore
Karten, James G. Lawrence, Robinson Markel, Paul Meyrowitz, Alan Mirken, Mitchell J. Nelson, Leonard Schlussel, Charles I. Silberman and Spencer B. Witty.

Instructions: Mark one of the boxes below. If withholding authority to vote for any individual nominee, place an "X" in the appropriate box and place a line through the relevant nominee's name above.

[ ] FOR ALL NOMINEES     [ ] TO WITHHOLD ALL NOMINEES    [ ] FOR ALL NOMINEES,
                                                             EXCEPT AS NOTED

Proposal Two: Proposal to increase the authorized shares of Common stock from 10,000,000 shares to 40,000,000 shares.

[ ] FOR THE INCREASE     [ ] AGAINST THE INCREASE